Exhibit 3.5

SECOND AMENDMENT

TO

AMENDED AND RESTATED BYE-LAWS

OF

LAZARD LTD

This Second Amendment (this “Second Amendment”) to the Amended and Restated Bye-Laws of Lazard Ltd, an exempted company registered in Bermuda, adopted as of May 10, 2005 and amended on May 6, 2008 (the “Bye-Laws”), shall be effective as of April 27, 2010.

The Bye-Laws are hereby amended as follows:

1. Section 16.05 of the Bye-Laws is hereby amended by (i) deleting Section 16.05 in its entirety and (ii) inserting the following in place thereof:

“The chairman of the Board (the “Chairman”) of the Company shall preside as chairman at every general meeting of the Company or of any class of Shareholders. If there is no such Chairman, or if at any meeting the Chairman is not present or is unwilling to act as chairman, then the lead director (such person that may be designated as the lead director by the Board from time to time, the “lead director”), if any, shall preside as chairman at any such meeting. If there is no such Chairman or lead director, or if at any meeting the Chairman or lead director is not present or is unwilling to act as chairman, then the Directors present shall appoint one of those Directors who is willing to act as chairman of the meeting or, if only one Director is present, he or she shall preside as chairman, if willing to act. If none of the Directors present is willing to act as chairman, then the Director or Directors present may appoint any Officer who is present and willing to act as chairman of the meeting. In default of any such appointment, the persons present and entitled to vote shall elect any Officer who is present and willing to act as chairman or, if no Officer is present or if none of the Officers present is willing to act as chairman, one of their number to be chairman.”

2. Section 23.03 of the Bye-Laws is hereby amended by (i) deleting Section 23.03 in its entirety and (ii) inserting the following in place thereof:

“The Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any Director or Officer or any committee, consisting of such person or persons (whether Directors or not) as it thinks fit. The Board may make any such delegation on such terms and conditions with such restrictions as it thinks fit and either collaterally with, or to the exclusion of, its own powers and may from time to time revoke or vary such delegation, but no person dealing in good faith and without notice of such revocation or variation shall be affected by any revocation or variation. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board. The power to delegate to a committee extends to all the powers, authorities and discretions of the Board generally, and shall not be limited by the fact that in certain provisions of these Bye-Laws, but not in others, express reference is made to a committee or to particular powers, authorities or discretions being exercised by the Board or by a committee of the Board.

Without limiting the foregoing, the Board (i) may designate an Executive Committee (which shall consist of two or more Directors) to exercise, subject to applicable law, all of the powers of the Board between meetings of the Board and (ii) shall designate an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, with each such committee to consist solely of Directors and to have such powers, authorities and discretions as the Board shall delegate to them.”

3. Section 24.03 of the Bye-Laws is hereby amended by deleting the provisio in the penultimate sentence in its entirety.

4. Section 24.08 of the Bye-Laws is hereby amended by (i) deleting Section 24.08 in its entirety and (ii) inserting the following in place thereof:

“The Chairman shall preside as chairman at every meeting of the Board, other than executive sessions of the non-management members of the Board. If there is no such Chairman, if the meeting is an executive session of the non-management members of the Board or if at any meeting the Chairman is not present or is unwilling to act as chairman at the meeting, then the lead director, if any, shall preside as chairman at any such meeting of the Board. If there is no such Chairman or lead director, or if at any meeting the Chairman or lead director is not present or is unwilling to act as chairman at the meeting, then the Directors present may choose one of their number to be chairman of the meeting.”

5. Section 24.09 of the Bye-Laws is hereby amended by deleting the last sentence in its entirety.

6. Section 24.10 of the Bye-Laws is hereby amended by deleting the last sentence in its entirety.

7. Section 25.01 of the Bye-Laws is hereby amended by (i) deleting Section 25.01 in its entirety and (ii) inserting the following in place thereof:

“The Company shall have a Chairman and a deputy chairman, as the Board may from time to time determine, who shall be Directors and shall be elected by the Board; provided, that the role of deputy chairman shall not constitute an executive office of the Company. A person appointed to any such office shall vacate that office if that person ceases to be a Director.”

8. Section 25.02 of the Bye-Laws is hereby amended by (i) deleting the first sentence in its entirety and (ii) inserting the following in place thereof:

“The Board may from time to time appoint one or more of its body to also hold any executive office with the Company for such period and on such terms as the Board may determine and may revoke or terminate any such appointment.”

9. Section 25.05 of the Bye-Laws is hereby amended by (i) deleting the first sentence in its entirety and (ii) inserting the following in place thereof:

“Any person elected or appointed pursuant to this Article 25 shall hold office for such period and on such terms as the Board may determine, and the Board may revoke or vary any such appointment at any time for any reason.”

Except as expressly set forth above, this Second Amendment shall not amend, impair or otherwise affect the Bye-Laws, which shall continue in full force and effect.